UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Act of 1934

Date of Report (Date of earliest event reported): February 7, 2021

Adicet Bio, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38359	81-3305277
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, 13th Floor Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 315-5528

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ACET	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02	Termination of a Material Definitive Agreement.

As previously disclosed, on December 1, 2020, Adicet Bio, Inc. (the “Company”) entered into a Sales Agreement (the “Sales Agreement”) with Evercore Group L.L.C. and H.C. Wainwright & Co., LLC (collectively, the “Agents”), pursuant to which the Company may sell from time to time, at its option, up to an aggregate of $50,000,000 of shares of the its Common Stock (the “ATM Shares”), through the Agents, as the Company’s sales agents (the “2020 ATM Program”).

On February 7, 2021, the Company delivered written notice to the Agents to terminate the Sales Agreement, effective as of February 9, 2021, pursuant to Section 12(b) thereof. The Company is not subject to any termination penalties related to the termination of the Sales Agreement. Prior to termination, none of the ATM Shares had been sold and $50 million of the ATM Shares remained available for sale pursuant to the Sales Agreement. As a result of the termination of the Sales Agreement, the Company will not offer or sell any additional shares under the 2020 ATM Program.

A copy of the Sales Agreement was filed as Exhibit 1.1 to the Current Report on Form 8-K, filed on December 1, 2020. The description of the Sales Agreement contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the copy of the Sales Agreement filed as Exhibit 1.1 to the Current Report on Form 8-K, filed on December 1, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2021	ADICET BIO, INC.

	By:	/s/ Chen Schor
Chen Schor
President and Chief Executive Officer